UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 3, 2009
Legacy Reserves LP
(Exact name of registrant as specified in its charter)

Delaware	1-33249	16-1751069
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation )	File Number)	Identification No.)

303 W. Wall, Suite 1400
Midland, Texas		79701
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (432) 689-5200
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events
     Legacy Reserves LP announced today that the Board of Directors of its general partner has received a proposal from Apollo Management VII, LP (“Apollo Management”) to acquire all of the outstanding units of Legacy Reserves LP at a cash purchase price of $14.00 per unit, subject to adjustment for any distributions paid to the partnership’s limited partners.
     In its proposal Apollo Management states that it plans that Legacy’s management and employees will remain in place following the proposed transaction. Further, Apollo Management states that Cary D. Brown, Legacy’s Chairman and Chief Executive Officer, and his senior management team have informed Apollo Management that if the Board of Directors approves the transaction, they expect to support the approved transaction and invest with Apollo Management in the acquisition of the partnership. Mr. Brown and his senior management team currently own approximately 21% of Legacy Reserves LP’s outstanding units.
     It is anticipated that the Conflicts Committee of the Board of Directors will consider the proposal. In reviewing the proposal, the Conflicts Committee will retain its own financial advisor and independent legal counsel to assist in its work.
     The Board of Directors cautions that it has just received the proposal and no decision has been made by the Board of Directors with respect to this proposal. There can be no assurance that any definitive offer will be made, any agreement will be executed, or that any transaction will be approved or consummated.
     A copy of the press release announcing the Board of Directors’ receipt of the proposal is being filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
     Exhibit 99.1      Press Release issued by Legacy Reserves LP on April 3, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Legacy Reserves LP
	By:	Legacy Reserves GP, LLC,
its General Partner

Date: April 3, 2009	By:	/s/ Steven H. Pruett
		Name:	Steven H. Pruett
		Title:	President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Legacy Reserves LP on April 3, 2009.